Exhibit 99.1

AMETEK Provides COVID-19 Business Update and

Announces First Quarter 2020 Earnings Call and Webcast Date

BERWYN, PA, April 16, 2020 – AMETEK, Inc. (NYSE: AME) provides an update on business and operations in light of the ongoing COVID-19 pandemic.

“The COVID-19 global pandemic has created unprecedented challenges,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “During these highly uncertain times, we are prioritizing the safety and well-being of our employees while also ensuring our essential businesses continue to provide critical solutions to assist in the fight against COVID-19.”

AMETEK’s solutions are being used by top research laboratories to assist in the development of vaccines and anti-bodies, by hospitals to improve patient care and the safety of health care providers, by medical equipment providers in coronavirus diagnostic testing equipment, and by manufacturers of ventilators. AMETEK is providing continual support to its customers in these and many other essential industries while adhering to safety guidelines from local governments and health organizations.

“Despite strength from select end markets, broader demand weakened in the quarter as the spread of the virus led to supply and demand disruptions. While overall sales in the first quarter will be down approximately 6.5%, we expect adjusted diluted earnings per share to be within our original guidance range on higher margins. The expected adjusted earnings for the quarter exclude an approximate $140 million pre-tax gain from the sale of Reading Alloys and an approximate $45 million pre-tax restructuring charge to realign our cost structure,” said Mr. Zapico.

“We are pleased with the operating performance our businesses delivered in the first quarter, however, given the ongoing uncertainty presented by this pandemic, we are withdrawing our full-year 2020 financial guidance,” Mr. Zapico continued. “We will provide an update on business conditions when we announce our first quarter results.”

AMETEK’s balance sheet provides significant financial flexibility to operate in the current economic environment. At the end of the first quarter, AMETEK had approximately $1.8 billion in liquidity, with $1.25 billion in cash, including proceeds from the recent divestiture of Reading Alloys. AMETEK’s net debt to EBITDA at quarter end was approximately 1.4x. AMETEK maintains an investment-grade credit rating and has no material debt maturities until 2023.

“The strength of the AMETEK Growth Model, our proven operating acumen, and highly talented and committed employees will guide us through this extraordinary economic environment. Our balance sheet remains strong and we are positioned to continue supporting our customers across a diverse set of end markets,” concluded Mr. Zapico.

First Quarter 2020 Earnings Call and Webcast Information

AMETEK will release its financial results for the first quarter on Tuesday, May 5, 2020, before the market opens, and will hold a conference call to discuss those results and the current impact from the COVID-19 pandemic on the same day at 8:30 a.m. ET. The live audio webcast can be accessed by clicking on the Events & Presentations link in the “Investors” section of www.ametek.com. A replay of the call will also be archived on the website and will be available until the next quarterly earnings call.

About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2019 sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman, Vice President, Investor Relations

kevin.coleman@ametek.com

Phone: 610.889.5247

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